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                                                                   EXHIBIT 10.15

EMPLOYMENT AGREEMENT
BETWEEN
MICRO-MEDIA SOLUTIONS, INC.
AND
JOSE CHAVEZ


THIS AGREEMENT dated June 15, 1997 (hereinafter called the ("Agreement") by and among MICRO-MEDIA SOLUTIONS, INC., a Utah corporation and Jose Chavez (the "Executive")

WITNESSED THAT:

WHEREAS, Jose Chavez has this date acquired 7,125,000 shares of the capital stock of MSI and

WHEREAS, the Executive founded Micro-Media Solutions, Inc. of Texas (MSI) and has served as an executive officer of MSI for the past five (5) years and is familiar with the operations and business of MSI, and has over 20 years of related experience.

WHEREAS, MSI desires to secure the services of the Executive in the continued conduct of the operations and business of MSI, and

WHEREAS, the Executive desires to be employed in the continued conduct of the operations and businesses of MSI and

WHEREAS, MSI is a public traded company based in Austin, Texas and a wholly owned subsidiary of MSI Utah. The corporation was formed to provide computer hardware, software programming, system support, maintenance, media duplication, kitting, and related services to the public and private sectors. MSI is a minority owned business that is HUB certified to du business with state and corporate clients. The principals in the firm have significant computer related experience and it is imperative that the MBE/HUB status be maintained as long as possible.

At the date of the public company transaction the Hispanic makeup working in the company controlled 71% of the company ownership with the Executive owning 66%. Now, therefore the Executive will receive a matching stock % of new stock. To remain in control of MSI (51.5%) until MSI's graduation from HUB status.

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NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

EMPLOYMENT

Section 1.01. Employment. MSI shall employ the Executive, and the Executive shall serve MSI, in an executive capacity in accordance with the terms and conditions hereof.

Section 1.02. Employment Period. The Executive shall be employed from June 23, 1997 hereof through March 31, 2001 inclusive, subject, however, to prior termination as hereinafter provided in Article II hereof (such period of employment being hereinafter called the "Employment Period"). In addition, the employment period will cover two (2) one year employment extension options to be mutually agreed between:

Section 1.03. Duties. Commencing with the beginning of the Employment Period, the Executive shall perform the duties of President/CEO of MSI, as such duties are set forth in the By-Laws of MSI subject always to the direction and control of the Board of Directors of MSI Texas and Utah. The Executive shall devote his entire working time and attention to and will use his best energies and abilities in the performance of such duties to the reasonable satisfaction of MSI. Such duties shall be performed at 501 Waller Street, Austin, Texas subject to travel to such place or places as the interest, needs, business, or opportunities of MSI shall require.


Section 1.04 Conflicting Activities. During the Employment Period the Executive shall not engage in any other business activity which might interfere with the devotion of his entire working time to serving MSI and performing his assigned duties.

Section 1.06. Compensation. During the Employment Period, the Executive shall receive as compensation for his services an annual salary of not less than $100,000.00 per annum. MSI shall reimburse the Executive for all reasonable out-of pocket expenses incurred in the lawful ordinary course of his employment which are properly reported to MSI in accordance with its accounting procedures. At the end of fiscal year, the Executive will be granted a five year option to purchase up to 100,000 shares of common stock at a price of $1.50 per share exerciseable for a period of 5 years commencing July 1 of each year.

Section 1.07.  Employee Benefits.  During the Employment


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Period, the Executive shall be eligible to participate in all of MSI employee welfare, benefit and vacation plans and arrangements in accordance with their terms as in effect from time to time which are applicable to employees of MSI similarly situated. The Executive will be required to take at least 3 weeks of vacation each calendar year.

Section 1.08. Bonus. During the Employment Period, the Executive shall have the right to a Bonus, at the discretion of the Board of Directors. The Bonus will consist of cash and common stock and will be based upon performance, revenues, and common stock value. The base for the calculation of the bonus at the end of each fiscal year will be as follows:

Revenue                   $10,000,000
Common Stock Value        $3.00

For each ten percent increase in revenues from year to year (base year revenue
1998), the Executive will be issued 100,000 shares of common stock at 50% the then current market value, not to exceed $1.70 per share.

For each $1.00 increase in the common stock value above the base common stock value (highest previous level), calculated on the last 90 day average, the Executive will be paid a cash bonus of $100,000 due no later than June 30, of each fiscal year.

Section 1.09. Automobile. During the Employment Period the Executive shall be provided an automobile allowance up to $650.00 per month for an automobile to be used in business use.

ARTICLE II

TERMINATION

Section 2.01. Death and Incapacity. If the Executive dies during the Employment Period, his employment hereunder shall immediately terminate. If during the Employment Period the Executive shall become unable to continue to perform his duties hereunder because of physical or mental incapacity or disability of a nature reasonably expected to continue for more than three years, then MSI may terminate his employment hereunder by delivery of written notice to the Executive, which notice shall specify the date of termination, which date shall be not sooner than 30 days after the date of such notice. Any such physical or mental incapacity or disability shall be conclusively established by a certificate to such effect by a medical doctor, as selected by MSI. Executive shall make himself reasonably available for an examination by such medical doctor; provided that if Executive is not so available, then MSI's reasonable determination of such a physical or mental incapacity or disability shall be conclusive.

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Section 2.02. For Cause. If during the Employment Period the Executive shall in a material respect (a) continue to fail to perform his duties hereunder or under law or (b) continue to violate any agreement, covenant, term or condition hereunder after delivery of written notice from MSI of such failure or violation providing 30 days to correct such failure or violation (if correctable), or if during the Employment Period, MSI acting in good faith and upon reasonable grounds, determines that the Executive has engaged in gross misconduct which has severely injured the business or reputation of MSI or otherwise materially and adversely affected either of its interests or which might so injure either of its business or reputation or so affect either of its interests if the Executive were retained then, and in any such event MSI may, by delivery of written notice to the Executive, terminate his employment hereunder at any date specified in such notice. Section 2.03. Effect. Upon termination hereunder together with the payment of any salary accrued under Section 1.06 hereof, Executive's employment and all obligations of MSI under Sections 1.01, 1.06, 1.07 and 1.08 hereof shall forthwith terminate. The obligations of the Executive and MSI set forth in
Article III hereof shall continue notwithstanding the termination of the Executive's employment pursuant to Article II hereof.

ARTICLE III

THE EXECUTIVE'S COVENANTS

Section 3.01. Confidentiality. Recognizing (1) that unpublished patentable or unpatentable data and technical or nontechnical information in any way related to the business of MSI or its affiliates (the term "affiliates" as used in this Article III and Section 4.03 hereof, shall include all parties controlling, controlled by or under common control with MSI, such as, but not limited to: designs, procedures, processes, formulae, trademarks, patents, copyrights, software, projects, project costs, financial or pricing data, marketing plans, customer and supplier lists or business projections (including but not limited to such of the foregoing used in the business of MSI constitute valuable trade secrets or confidential information (such data and information being hereinafter collectively called "Confidential Information") and (2) that such Confidential Information is the property of MSI or its affiliates, in consideration of the Executive's access to and use of Confidential Information, the Executive covenants to hold such Confidential Information in trust for MSI and its affiliates, and covenants not disclose or use the same other than in the business of MSI. Without limitation on the foregoing the Executive shall:

(a) not directly or indirectly, disclose or make available to anyone or use outside of his employment with MSI any Confidential Information

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without the prior written consent of MSI.

(b) safeguard all Confidential Information in his possession at all times so that access to it is not allowed to any unauthorized person, corporation or entity (including unauthorized employees and agents of MSI or its affiliates):

(c) promptly disclose to MSI and its affiliates all matters coming to his attention during his employment pertaining to the business or interests of MSI and its affiliates and all ideas which he may conceive and all inventions, improvements or discoveries which he may make and which may relate to the business or interests of MSI and its affiliates, whether conceived or made during working hours or otherwise and whether alone or jointly with others, and disclaim all rights, title and interest in and to all such ideas, inventions, improvements or discoveries recognizing them to be the sole property of MSI and its affiliates; and

(d) deliver to MSI and its affiliates, promptly upon termination of his employment, papers, photographs, photo reproductions, computer tapes, tape recordings and other documents and materials containing any Confidential Information, and all personal notes, reports, plans, drawings and copies, extracts and reproductions thereof, relating to the business of MSI and its affiliates in his possession or control.

Section 3.02. Noncompetition. For the period commencing with the beginning of the Employment Period and ending on the earlier to occur of (i) December 31,2000 or (ii) one year from the date of termination under Article II hereof (hereinafter called the "Noncompetition Period"), the Executive shall not, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, or otherwise, alone or in association with any person, corporation or other entity, own, carry on, be engaged, be concerned, take part in, use or permit his name to be used, render services to, share in the earnings of, or invest in the stock, bonds, or other securities of any person corporation or other entity engaged in a business competitive to any business carried on by MSI on the date hereof or at any time within the Employment Period in any location serviced by MSI. Notwithstanding the preceding sentence the Executive may invest in stock, bonds, or other securities of any corporation engaged in a business similar to MSI (hereinafter called a "Similar Business"), without otherwise participating in a Similar Business, if (1) such stock, bonds, or other securities are listed on any national or regional securities exchange or have been registered under Section 12 (g) of the Securities Exchange Act of 1934, (2) his investment does not exceed, in the case of any class of the capital stock of any one issuer, 1% of the issued and outstanding shares, or, in the case of other securities, 1% of the aggregate principal amount


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thereof issued and outstanding, and (3) such investment would not prevent, directly or indirectly, the transaction of business by MSI with any prospective customer or any state, district, territory, or possession of the United States, or any governmental subdivision, agency or instrumentality thereof, by virtue of any statute, law, regulation, or administrative practice.

Section 3.03. Goodwill. During the Noncompetition Period the Executive shall not
(1) take away or interfere or attempt to interfere, with any customer, trade, business or patronage of MSI or its affiliates, or (2) interfere, or attempt to interfere, with any officer, employee, representative or agent of MSI or its affiliates, or induce, or attempt to induce, any of them to leave the employ of MSI or its affiliates shareholders, whether or not initiated prior to the date of termination of his employment.

Section 3.04. Extension of Noncompetition Period. The Noncompetition Period referred to in Section 3.02 hereof shall be extended by the length of time during which the Executive shall have admitted or been found by the court of competent jurisdiction to have been in breach of the terms of the such Section.

Section 3.05. Covenants of the Essence. The covenant of the Executive set forth in this Article III are of the essence of this Agreement; they shall be construed as independent of any other provision in this Agreement, and the existence of any claim cause of action of the Executive against MSI or any affiliate whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by MSI of these covenants.

Section 3.06. Enforceability of Article III Covenants. The Executive understands the nature of, and the burdens imposed by, the covenants contained in this
Article III and has consulted with his attorney in respect thereof. The Executive agrees that such covenants are reasonable, enforceable and proper in duration, scope and effect.

Section 3.07. Compensation for Article III Covenants. In consideration of the Executive's covenants contained in this Article III, MSI shall pay to the Executive on the date hereof, and the Executive by executing the Agreement acknowledges receipt of, Five Hundred Dollars ($500.00).


ARTICLE IV

MISCELLANEOUS TERMS

Section 4.01. Integration and Modification. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or


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written, between the parties hereto with respect to the subject matter hereof..
This Agreement may not be waived, changed, amended, modified or discharged except by a written instrument signed by the party against whom enforcement of any such waiver, change, amendment, modification or discharge is asserted.

Section 4.02. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

Section 4.03. Enforcement. The relationship contemplated by this Agreement is unique and personal, and the covenants of the Executive made in Article III hereof are integral to that relationship. Without limiting the remedies available to MSI or its affiliates, the Executive acknowledges that damages at law will be an insufficient remedy to MSI or its affiliates in the event that the Executive violates the terms of such covenants and that MSI or its affiliates may apply for and have injunctive relief in a court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce, such covenants. Such specific enforcement shall be available to MSI or its affiliates in lieu of, or prior to or pending determination in, any other proceeding.

Section 4.04. Waiver. A waiver by MSI, or the Executive of a breach of, or the failure to enforce, any provision of this Agreement shall not operate or be construed as a waiver of excuse of any subsequent breach.

Section 4.05. Severability. The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such section. If any provision of this Agreement is so broad as to be unenforceable, it is expressly intended by the parties hereto that such provision shall be interpreted to be as broad as is enforceable.

Section 4.06. Assignment. This Agreement, and the rights and obligations hereunder, shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns and affiliates, except that neither party hereto shall assign the rights or obligations hereunder without the prior written consent of the other party. Notwithstanding the proceeding sentence, subject to Section 2.03 hereof MSI may assign its rights and obligations hereunder to any partnership or other business organization with which MSI may merge or consolidate or to which it may transfer substantially all its assets or with which it may otherwise enter into an acquisition or reorganization transaction, and MSI may assign its rights and obligations hereunder to any corporation which is a general or limited partner of MSI or is a direct or indirect subsidiary of any such partner or any other related entity. No such assignment shall relieve MSI of its obligations hereunder.

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Section 4.07. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to be received when delivered to the addressee or when deposited in the mail, postage prepaid, or in the case of telegraphic notice, when delivered to the telegraph office, charges prepaid, and addressed as follows: '

(a) if to the Executive
Jose Chavez
11035 Crossland
Austin, Texas 78726

(b) Micro-Media Solutions, Inc.
501 Waller Street
Austin, Texas 78702

or to such other address as the addressee party may have previously furnished to the other party.

Section 4.08. Counterparts, Section Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


Micro-Media Solutions, Inc.               Jose Chavez



/s/ Mitchell Kettrick                     /s/ Jose Chavez
-----------------------------------       --------------------------------
Mitchell Kettrick, Vice President         "Executive"



/s/ George Villalva
-----------------------------------
George Villalva, Vice President